EX-99.B8.aa.

1st AMENDMENT
TO
FUND PARTICIPATION AGREEMENT

WHEREAS, Allianz Life Insurance Company of  North  America (the “Company”), JPMorgan Insurance Trust (the “Trust”), JPMorgan Investment Management, Inc., (the “Adviser”) and JPMorgan Funds Management Inc. (the “Administrator”) have entered into a Fund Participation Agreement dated April 24, 2009 (the “Agreement”); and

WHEREAS, (i) JPMorgan Investment Advisors Inc. (“JPMIA”) was an original party to the Agreement and served as an investment adviser to the Trust; and (ii) effective January 1, 2010, JPMIA transferred its investment advisory business to the Adviser pursuant to an internal reorganization, and in connection therewith, the Adviser, JPMIA and the Trust executed an amendment to the Trust’s Investment Advisory agreement under which the Adviser assumed all of JPMIA’s rights and responsibilities as investment adviser to the Trust; and

WHEREAS, the parties hereto desire to amend the Agreement;

NOW THEREFORE, parties agree to amend the Agreement as follows:

1.	Removal of JPMIA.

The parties agree that, effective January 1, 2010: (i) the Adviser assumed all of JPMIA’s rights, obligations and duties under the terms of the Agreement, and (ii) JPMIA is removed as a party to the Agreement, all references in the Agreement to JPMIA are deleted and any reference to Advisers in the Agreement shall refer solely to JPMorgan Investment Management, Inc.

2.	Addition of Class 2 Shares of JPMorgan Insurance Trust Core Bond Portfolio.

Schedule B of the Agreement is hereby deleted in its entirety and replaced with the following:

Portfolios of the Trust

JPMorgan Insurance Trust Core Bond Portfolio Class 1
JPMorgan Insurance Trust Core Bond Portfolio Class 2
JPMorgan Insurance Trust U.S. Equity Portfolio Class 1
JPMorgan Insurance Trust Mid Cap Growth Portfolio Class 1
JPMorgan Insurance Trust Mid Cap Value Portfolio Class 1
JPMorgan Insurance Trust Equity Index Portfolio Class 1
JPMorgan Insurance Trust International Equity Portfolio Class 1
JPMorgan Insurance Trust Intrepid Growth Portfolio Class 1
JPMorgan Insurance Trust Intrepid Mid Cap Portfolio Class 1
JPMorgan Insurance Trust Small Cap Core Portfolio Class 1

3.	Addition of a new section, 2.12.

2.12
(a) Company agrees that: (A)  it will at all times follow applicable law in connection with the handling of orders for Portfolio shares, including, without limitation, Rule 22c-1(a) and other applicable rules under the 1940 Act; and (B) that neither the Portfolios, the Portfolios’ investment adviser, the Portfolios’ administrator, JPMDS nor any of their affiliates or agents (excluding the Company to the extent it acts as agent) will have any responsibility or liability to review any purchase or redemption request (i) to determine whether such request is genuine or authorized by a Contract owner or (ii) to determine the suitability of a particular Portfolio or class of shares for such Contract owner. The Portfolios, the Portfolio’s investment adviser, the Portfolio’s administrator, JPMDS and their affiliates and agents (excluding the Company to the extent it acts as agent) will be entitled to rely conclusively on any purchase or redemption request communicated to the Portfolios by the Company, and will have no liability whatsoever for any losses, claims or damages to or against the Company, its affiliates or Contract owner resulting from the failure of the Company to transmit any such request, or from any errors contained in any request.  If payment for any purchase order is not received in accordance with the terms of the prospectus, the Trust reserves the right, without notice, to cancel the sale and to hold the Company responsible for any loss sustained as a result thereof, including loss of profit.

(b) Company certifies that it:

(i)
has adopted and implemented and will monitor, on a continuous basis, its compliance with procedures reasonably designed to prevent violations of relevant law, regulation and prospectus requirements with respect to late trading, market timing and abusive trading practices;

(ii)
will provide information and further certification to the Trust, its investment adviser, its administrator or their respective designees as reasonably requested to verify compliance with this Section; and

(iii)
will cooperate in monitoring and enforcing the Trust’s market timing, late trading, and any redemption fee policies as set forth in the prospectus and such other policies established by the Trust from time to time.

Except to the extent modified by the Amendment, the remaining provisions of the Agreement shall remain in full force and effect.  In the event of a conflict between the provisions of the Agreement and those of this Amendment, the Amendment shall control.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

IN WITNESS WHEREOF, the undersigned have executed this Amendment and made it effective as of July 1, 2012.

Allianz Life Insurance Company of North America

By: /s/ Brian Muench

Name: Brian Muench

Title: Vice President

Date: August 17, 2012

J.P. Morgan Investment Management Inc.

By: /s/ Robert L. Young

Name: Robert L. Young

Title: Vice President

Date: 8/29/12

JPMorgan Insurance Trust

By: /s/ Jeffrey D. House

Name: Jeffrey D. House

Title: Assistant Treasurer

Date: 8/27/12

JPMorgan Funds Management, Inc.

By: /s/ Susan Montgomery

Name: Susan Montgomery

Title: President

Date: 8/24/12